Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8

(Form Type)

REPAY HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Class A Common stock, $0.001 par value per share	Rule 457(h)	8,400,000	$9.83	$82,572,000	$147.60 per million dollars	$12,187.63
Total Offering Amounts					$82,572,000		$12,187.63
Total Fee Offsets					—		—
Net Fee Due							$12,187.63

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.001 per share (“Common Stock”), of Repay Holdings Corporation (the “Company”) that become issuable under the Repay Holdings Corporation Omnibus Incentive Plan (the “Omnibus Incentive Plan”) by reason of any future stock dividend, stock split, recapitalization or other similar transaction.

(2) Estimated pursuant to Rules 457(h) and 457(c) solely for the purpose of computing the registration fee, based on the average of the high and low prices of the securities being registered hereby on The Nasdaq Capital Market on May 28, 2024.